Exhibit 21.1

Nexalin Technology, Inc.

The following is a list of subsidiaries of Nexalin Technology, Inc as of March 23, 2026.

Domestic

Subsidiary	State of Incorporation
NEURO-HEALTH INTERNATIONAL, INC.	NV

International

Subsidiary	Country
BEIJING NEXALIN NEUROTECH CO., LTD.	China